MG High Yield Bond Fund 10f3

Transactions Q2 2000

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	Security Purchased    	Comparison Security    	Comparison Security
Issuer	Dobson Communications	Voicestream Wireless	Airgate PCS
Underwriters	Lehman, BofA, DB Alex. Brown	Goldman Sachs, BofA, Barclays, Chase, DLJ, Salomon Smith Barney, SG Cowen, TD Securities	DLJ, CS First Boston
Years of continuous operation, including predecessors	> 3 years	> 3 years	> 3 years
Security	DCEL 10.875%, 7/1/10	VSTR 10.375%, 11/15/09	PSCA 13.5%, 10/1/09

Is the affiliate a manager or co-manager of offering?	co-manager	no	no
Name of underwriter or dealer from which purchased	Bank of America	n/a	n/a
Firm commitment underwriting?	yes	yes	yes
Trade date/Date of Offering	6/22/00	11/4/99	9/27/99

Total dollar amount of offering sold to QIBs	$ 300,000,000	$ 1,100,000,000	$ -
Total dollar amount of any concurrent public offering	$ -	$ 1,236,089,000	$ 300,000,000
Total	$ 300,000,000	$ 2,336,089,000	$ 300,000,000

Public offering price	99.25	100.000	52.019
Price paid if other than public offering price	same	n/a	n/a
Underwriting spread or commission	0.25%	2.667%	3.5%
Rating	NR	B2/B-	Caa1/CCC
Current yield	10.96%	10.375%	25.95%

Total par value purchased	$ 1,500,000	n/a	n/a
$ amount of purchase	$ 1,488,675	n/a	n/a

% of offering purchased by fund	0.50%	n/a	n/a
% of offering purchased by associated funds	0.00%	n/a	n/a
Total	0.50%	n/a	n/a